Exhibit 10.24

CRAY INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Amended and restated effective November 8, 2018)

Equity Compensation
Continuing Directors. At the conclusion of each annual meeting of the Company’s shareholders (“Annual Meeting”), each continuing non-employee director (“Non-Employee Director”) elected by the shareholders at such Annual Meeting will automatically be granted, without any further action by the Board of Directors, a number of restricted shares of the Company’s common stock (the “Refresher Awards”) determined by dividing $140,000 by the closing price per share of the Company’s common stock on the trading day immediately prior to the date of the Annual Meeting, as reported by the NASDAQ Global Market, with such quotient rounded to the nearest whole share. The Refresher Awards shall vest in full on the earlier of (i) 12 months from the date of grant and (ii) the date that is immediately prior to the date of the next Annual Meeting. Until the shares are vested, as set forth pursuant to the above schedule, the shares will be restricted against sale or transfer.
The Non-Employee Directors may vote and receive dividends on the restricted shares while the restrictions remain in place.
If a Non-Employee Director resigns from the Board without the prior approval of the Corporate Governance Committee prior to the full vesting of the Restricted Award, the Non-Employee Director will forfeit the unvested shares that remain restricted.
New Directors. Each Non-Employee Director, upon his or her first election to the Board, shall be granted stock options for 20,000 shares of the Company’s common stock, which options shall be immediately vested as of the date of grant and have an exercise price equal to the fair market value of the common stock on the date of grant.
Cash Compensation
Non-Employee Directors receive cash compensation for serving in such positions as follows:
Board and Committee Annual Retainer:

•	Board: $50,000 annual retainer for serving on the Board (with the retainer including one Board meeting per quarter);

•	Audit Committee: $10,000 annual retainer for serving on the Audit Committee, paid quarterly.

•	Compensation Committee: $10,000 annual retainer for serving on the Compensation Committee, paid quarterly;

•	Corporate Governance Committee: $5,000 annual retainer for serving on the Corporate Governance Committee, paid quarterly

•	Strategic Technology Assessment Committee: $5,000 annual retainer for serving on the Strategic Technology Assessment Committee, paid quarterly

Board and Committee Chairman Fees:

•	Board: $40,000 annual fee, paid quarterly

•	Audit Committee: $15,000 annual fee, paid quarterly

•	Compensation Committee: $10,000 annual fee, paid quarterly

•	Corporate Governance Committee: $5,000 annual fee, paid quarterly

•	Strategic Technology Assessment Committee: $5,000 annual fee, paid quarterly